Exhibit 99.1

ICR

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

or

Media:

John Flanagan/Liz Brady, 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Third Quarter 2008 Financial Results

Portland, Oregon – (Business Wire) – November 5, 2008 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal third quarter ended September 27, 2008.

Financial results for the third quarter 2008 compared to the third quarter 2007:

•	Revenues increased 13.4% to $99.9 million from $88.1 million

•	Comparable restaurant sales decreased 5.5%

•	Operating income decreased to $1.9 million from $2.4 million

•	Net income decreased to $1.4 million from $2.0 million

•	Diluted earnings per share decreased to $0.09 from $0.14

Revenues for the third quarter of 2008 increased 13.4% to $99.9 million from $88.1 million in the third quarter of 2007. The growth in revenues is primarily attributable to revenues generated by the opening of new restaurants in the last twelve months. Comparable sales decreased 5.5%, which reflects a decrease in guest traffic of 9.8%. The Company added four restaurants during the third quarter of 2008 in Raleigh, North Carolina; Atlantic City, New Jersey; Edina, Minnesota; and Rosemont, Illinois. The Company has since added two restaurants in the fourth quarter of 2008 in Scottsdale, Arizona and Houston, Texas.

Douglas Schmick, Chairman and Chief Executive Officer, said, “Our third quarter results reflect the volatility of the current consumer environment, as well as our best efforts to manage operations in the face of ongoing challenges to our business. Given the recent credit market crisis, we have focused on maintaining maximum financial flexibility and ensuring that our balance sheet remains financially sound, including managing our debt level and limiting our new unit development for next year. We are reaching out to the most loyal segments of our customer base with targeted marketing and product features, and are confident that we have the right initiatives in place, in terms of both sales building and cost containment, to strengthen our relative position in the marketplace.”

Financial Guidance

The Company intends to open a total of 11 new restaurants in fiscal year 2008, of which 10 have already opened. The Company intends to open five to six new restaurants in fiscal year 2009.

This has been an unusually difficult business environment to predict traffic and resulting revenues. For the month of October, comparable sales declined approximately 10%. Based on such performance, if comparable sales trends do not change meaningfully for the balance of the fourth quarter, the Company believes fourth quarter revenues would be approximately $104 to $106 million and diluted earnings per share would be approximately $0.15 to $0.20. For every one percentage point change in comparable sales, the estimated impact to earnings per share is approximately $0.02 to $0.03.

Conference Call

The Company will host a conference call to discuss third quarter 2008 financial results today at 5:00 PM ET. Hosting the call will be Douglas Schmick, Chairman and Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-762-8932, or, for international callers, 480-248-5085. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325, or 303-590-3030 for international callers; the conference ID is 3938014. The replay will be available until Wednesday, November 19, 2008.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 91 restaurants, including 85 restaurants in the United States and six restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 36 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Forward-Looking Statements

The financial guidance we provide for our fiscal 2008 and the number of restaurants we intend to open in our fiscal 2008 and 2009 are forward looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	September 29, 2007		September 27, 2008
	(in thousands)
Revenues	$88,095	100.0%	$99,897	100.0%

Restaurant operating costs
Food and beverage	25,668	29.1%	30,117	30.1%
Labor	28,373	32.2%	32,403	32.4%
Operating	13,899	15.8%	15,674	15.7%
Occupancy	8,001	9.1%	9,263	9.3%

Total restaurant operating costs	75,941	86.2%	87,457	87.5%
General and administrative expenses	4,658	5.3%	5,169	5.2%
Restaurant pre-opening costs	2,097	2.4%	1,460	1.5%
Depreciation and amortization	2,952	3.3%	3,932	3.9%

Total costs and expenses	85,648	97.2%	98,018	98.1%

Operating income	2,447	2.8%	1,879	1.9%
Interest expense (income), net	(70)	(0.1)%	278	0.3%
Other (income), net	—	—	(50)	(0.1)%

Income before income taxes	2,517	2.9%	1,651	1.7%
Income tax expense	477	0.6%	291	0.3%

Net income	$2,040	2.3%	$1,360	1.4%

Net income per share
Basic	$0.14		$0.09
Diluted	$0.14		$0.09
Shares used in computing net income per share
Basic	14,639		14,716
Diluted	14,817		14,721

	Thirty-nine week period ended
	September 29, 2007		September 27, 2008
	(in thousands)
Revenues	$259,170	100.0%	$291,937	100.0%

Restaurant operating costs
Food and beverage	75,040	29.0%	88,226	30.2%
Labor	81,741	31.5%	94,895	32.5%
Operating	39,639	15.3%	45,559	15.6%
Occupancy	23,301	9.0%	27,358	9.4%

Total restaurant operating costs	219,721	84.8%	256,038	87.7%
General and administrative expenses	14,420	5.5%	15,881	5.4%
Restaurant pre-opening costs	3,025	1.2%	3,335	1.1%
Depreciation and amortization	8,584	3.3%	10,978	3.8%
Impairment/restructuring charge	—	—	452	0.2%

Total costs and expenses	245,750	94.8%	286,684	98.2%

Operating income	13,420	5.2%	5,253	1.8%
Interest expense (income), net	(349)	(0.1)%	694	0.2%
Other (income), net	—	—	(308)	(0.1)%

Income before income taxes	13,769	5.3%	4,867	1.7%
Income tax expense	3,965	1.5%	1,032	0.4%

Net income	$9,804	3.8%	$3,835	1.3%

Net income per share
Basic	$0.67		$0.26
Diluted	$0.66		$0.26
Shares used in computing net income per share
Basic	14,530		14,702
Diluted	14,767		14,705